Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Hypercom Corporation Nonemployee Directors’ Stock Option Plan of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Hypercom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Hypercom Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hypercom Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
August 15, 2006